EXHIBIT 10.1

MASTER AGREEMENT

     THIS MASTER AGREEMENT (this “Master Agreement”) is entered into as of this 30th day of June 2003 by and among LORAL SPACE & COMMUNICATIONS LTD. a Bermuda corporation (“Loral”), LORAL SPACE & COMMUNICATIONS CORPORATION, a Delaware corporation (“LSCC”), LORAL SPACECOM CORPORATION, a Delaware corporation (“LSC”) and SPACE SYSTEMS/LORAL, INC., a Delaware corporation (“SS/L”) (Loral, LSCC, LSC and SS/L hereinafter collectively referred to as the “Loral Parties”), on the one hand, and ALCATEL SPACE, a société anonyme organized and existing under the laws of France, individually and in its capacity as sole successor-in-interest to Alcatel Space Industries, a société anonyme (“Alcatel”), on the other hand (Loral, LSCC, LSC, SS/L and Alcatel hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”).

     WHEREAS, certain disputes have arisen between Alcatel, on the one hand, and the Loral Parties, on the other hand, which disputes are the subject of an arbitration proceeding among the Parties pending before the International Chamber of Commerce’s International Court of Arbitration (“ICC”) as ICC Case Number 11508/TE (collectively, the “ICC Arbitration”) and in an action before the United States District Court for the Southern District of New York as Case Number 03 Civ. 0742(SAS) to confirm and enforce the Partial Awards of the ICC in the ICC Arbitration (the “Confirmation Proceeding”);

     WHEREAS, certain additional disputes have arisen between Alcatel, on the one hand, and the Loral Parties, on the other hand, which disputes are the subject of an Alcatel lawsuit against SS/L styled Alcatel v. Space Systems Loral, Inc., pending before the United States District Court for the Southern District of New York as case number 03 Civ. 2587(MBM) (the “Intelsat Orbitals Case”);

     WHEREAS, the Parties now find it in their respective best interests to enter into certain business transactions and, at the same time, to resolve and settle the Intelsat Orbitals Case, the ICC Arbitration and the Confirmation Proceeding, and to settle any and all claims and/or issues of law or fact that have been or could have been raised by any Party in the ICC Arbitration, the Confirmation Proceeding or the Intelsat Orbitals Case, in accordance with, and subject to the terms and conditions set forth in this Master Agreement; and

     WHEREAS, the transactions contemplated in this Master Agreement will directly and indirectly provide substantial direct and indirect benefits to

Affiliates of Loral (including without limitation Loral Global and Loral Broadband) and Affiliates of Alcatel (including without limitation Audelec) and to the Loral Lenders who are intended third party beneficiaries with respect to Sections 3.3(a)(xii) and 3.3(c) of this Master Agreement.

     NOW, THEREFORE, in consideration of their mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

     1.1 “Affiliate” means: (a) with respect to a natural Person, any member of such Person’s family; (b) with respect to an entity, any officer, director, or general partner of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a natural Person or entity, any Person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

     1.2 “Alcatel” shall have the meaning set forth in the Recitals.

     1.3 “Alcatel Account” has the meaning set forth in Section 2.3(e)(ii) hereof.

     1.4 “Alcatel Approvals” has the meaning set forth in Section 5.1(a) hereof.

     1.5 “Alcatel Multimedia” means Alcatel Multimedia Satellite, a French société anonyme Affiliated with Alcatel, organized and existing under the laws of France and formerly known as Losalec.

     1.6 “Alcatel Releasing Parties” has the meaning set forth in Section 3.3(a) hereof.

     1.7 “Alcatel Spacecom” means Alcatel Spacecom s.a.s, a société par actions simplifée organized and existing under the laws of France, which is wholly owned by Alcatel.

     1.8 “Audelec” means, Audelec, a société anonyme, now known as Alcatel Cyber Satellite, Affiliated with Alcatel and organized and existing under the laws of France.

     1.9 “Claims” means all demands, claims, actions or causes of action, assessments, suits, proceedings, demands, judgments, losses, obligations,

payments, costs, deficiencies, charges, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys’ fees and disbursements.

     1.10 “Closing” shall mean the performance and satisfaction by the Parties of their respective obligations as set forth in Section 2 of this Master Agreement, which are occurring on the Closing Date.

     1.11 “Closing Date” shall be Monday, June 30, 2003, or such other date as the Parties may agree, but in no event later than July 2, 2003.

     1.12 “Confirmation Proceeding” has the meaning set forth in the Recitals.

     1.13 “Consent Judgment” has the meaning set forth in the Section 2.2(a) hereof, and in the form attached hereto as Exhibit 2.2(a)(2).

     1.14 “Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

     1.15 “Cyberstar” means CyberStar, L.P., a limited partnership organized under the laws of the state of Delaware, pursuant to that certain Agreement of Limited Partnership of CyberStar, L.P. dated as of June 30, 1997, as it may have been amended from time to time.

     1.16 “Cyberstar Agreements” has the meaning set forth in Section 3.3(a)(ii) hereof.

     1.17 “Cyberstar Partnership Agreement” means the Agreement of Limited Partnership of CyberStar, L.P. dated as of June 30, 1997.

     1.18 “Cyberstar Units” means the 240 limited partnership units of Cyberstar owned by Audelec.

     1.19 “Deferred Payment” has the meaning set forth in Section 3.1(a) hereof.

     1.20 “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     1.21 “Europe*Star” means Europe*Star Limited, a company organized under the laws of England under the registered number 3562015 with its registered office at 35 Basinghall Street, London.

     1.22 “Europe*Star Articles” has the meaning set forth in Section 2.3(c)(i) hereof.

     1.23 “Europe*Star Irrevocable Power” has the meaning set forth in Section 2.3(c)(ii) hereof and in the form attached hereto as Exhibit 2.3(c)(ii)(a).

     1.24 “Europe*Star Shares” means the 19,987 A Shares (0.01p each) of Europe*Star owned by Loral.

     1.25 “Europe*Star Transfer Form” has the meaning set forth in Section 2.3(c)(ii) hereof and attached hereto as Exhibit 2.3(c)(ii)(b).

     1.26 “FCO” has the meaning set forth in Section 2.3(c)(ii) hereof.

     1.27 “Framework Agreement” has the meaning set forth in Section 3.2 hereof.

     1.28 “Globalstar” has the meaning set forth in Section 3.3(a)(x) hereof.

     1.29 “Governmental Entity” (including the term “Governmental”) means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

     1.30 “ICC” means the International Chamber of Commerce’s International Court of Arbitration.

     1.31 “ICC Arbitration” has the meaning set forth in the Recitals hereto.

     1.32 “ICC Termination Letter” has the meaning set forth in Section 2.2(b) hereof and is in the form attached hereto as Exhibit 2.2(b)(2).

     1.33 “Intelsat” means Intelsat LLC, a limited liability company organized under the laws of Delaware, and a successor in interest of the International Telecommunications Satellite Organization.

     1.34 “Intelsat Orbitals Case” has the meaning set forth in the Recitals.

     1.35 “Law” means all statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including without limitation awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities and to the businesses and assets thereof (including without limitation Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and environmental protection).

     1.36 “Loral” has the meaning set forth in the Recitals.

     1.37 “Loral Approvals” has the meaning set forth in Section 4.1(a) hereof.

     1.38 “Loral Broadband” means Loral Broadband Holdings, L.P., a Delaware limited partnership Affiliated with Loral.

     1.39 “Loral Cyberstar, L.L.C.” means Loral CyberStar, L.L.C., a Delaware limited liability corporation Affiliated with Loral.

     1.40 “Loral Global” means Loral Global Services, N.V., a corporation Affiliated with Loral and organized under the laws of the Netherlands Antilles.

     1.41 “Loral Lenders” means each of the Agents and lenders from time to time party to the Loral Loan Facilities.

     1.42 “Loral Loan Facilities” means (i) that certain $600 million Amended and Restated Credit Agreement, dated December 21, 2001, as amended, among LSC, the lenders thereunder, and Bank of America, N.A. as administrative agent (the “LSC Facility”) and (ii) that certain $500 million Credit Agreement, dated November 17, 2000, as amended, among Loral Satellite, Inc., the lenders thereunder and Bank of America, N.A., as administrative agent.

     1.43 “Loral Parties” has the meaning set forth in the Recitals hereto.

     1.44 “Loral Releasing Parties” has the meaning set forth in Section 3.3(b) hereof.

     1.45 “Loral Resignation Letters” has the meaning set forth in Section 2.3(e)(iii) hereof and are in the form attached hereto as Exhibit 2.2(e)(iii).

     1.46 “Loral Transfers” shall mean, collectively, the payments to Alcatel set forth in Section 2.3(e)(i) and (ii) hereof; the transfer of the SkyBridge Units to Alcatel Multimedia as contemplated by Section 2.3(a) hereof; and the transfers of the Europe*Star Shares and the SLOD Share to Alcatel Spacecom as contemplated by Sections 2.3(c) and 2.3(d), respectively, hereof.

     1.47 “Loral Transfers Date” shall mean the date when the last of the Loral Transfers shall have been duly completed and become effective.

     1.48 “LSC” has the meaning set forth in the Recitals.

     1.49 “LSC Facility” has the meaning set forth in Section 1.42 hereof.

     1.50 “LSCC” has the meaning set forth in the Recitals.

     1.51 “Master Agreement” has the meaning set forth in the Recitals.

     1.52 “Party” has the meaning set forth in the Recitals.

     1.53 “Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

     1.54 “Reinstated Claims” has the meaning set forth in Section 7.2 hereof.

     1.55 “Released Claims” has the meaning set forth in Section 3.3(c) hereof.

     1.56 “SkyBridge” means SkyBridge Limited Partnership, a limited partnership organized under the laws of the State of Delaware pursuant to that certain agreement of limited partnership dated as of February 26, 1997, as it may have been amended from time to time.

     1.57 “SkyBridge Agreements” has the meaning set forth in Section 3.3(a)(iii) hereof.

     1.58 “SkyBridge Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of SkyBridge Limited Partnership dated as of December 20, 1999.

     1.59 “SkyBridge Transfer Notice” has the meaning set forth in Section 2.3(a)(ii) hereof and is in the form attached hereto as Exhibit 2.3(a)(ii).

     1.60 “SkyBridge Units” means the 368 limited partnership units of SkyBridge owned by Loral Broadband.

     1.61 “SLOD” means Europe*Star Gesellschaft fur Satellitenkommunikation mbH, a company organized and existing under the laws of Germany, whose principal place of business is Mathias-Brüggen-Straße 87-89, 50829 Cologne, Germany registered at the Local Court of Cologne under HRB21060.

     1.62 “SLOD Irrevocable Power” has the meaning set forth in Section 2.3(d) hereof.

     1.63 “SLOD Local Transfer Agreement” has the meaning set forth in Section 2.3(d) hereof.

     1.64 “SLOD Share” means the 1 share of SLOD held by Loral Global.

     1.65 “SLUG” means Europe*Star Gesellschaft fur den Betrieb von Nachrichtensatelliten mbH, whose principal place of business is Mathias-Brüggen-Straße 87-89, 50829 Cologne, Germany, registered at the Local Court of Cologne under HRB25781.

     1.66 “SS/L” has the meaning set forth in the Recitals.

     1.67 “Taxes” (including the terms “Tax” and “Taxing”) means all national, federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, value added (VAT), ad valorem, excise, employment and wage withholding taxes) as well as social security contributions and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

2. The Closing

     The Closing shall take place on the Closing Date:

     2.1 Location and Time of Closing

     The Closing shall take place at the offices of Hogan & Hartson LLP, 875 Third Avenue, New York, New York on the Closing Date.

     2.2 Closing Deliveries of the Parties

     At the Closing:

          (a) the Parties shall execute and deliver to Alcatel: (i) a joint request to the United States District Court for the Southern District of New York to suspend the Confirmation Proceeding, in the form of Exhibit 2.2(a)(1), and (ii) the “Consent Judgment” in the form of Exhibit 2.2(a)(2), which Alcatel shall file if required pursuant to Section 7.1 below, with the United States District Court for the Southern District of New York in order to award the Deferred Payment to Alcatel as the final judgment in the Confirmation Proceeding;

          (b) the Parties shall execute and deliver to Alcatel: (i) a joint request to the ICC to suspend the ICC Arbitration, in the form of Exhibit 2.2(b)(1), which Alcatel shall file promptly with the ICC, and (ii) the letter attached as Exhibit 2.2(b)(2) (the “ICC Termination Letter”) which Alcatel shall file (if required pursuant to Section 7.1 below) requesting the ICC to terminate the ICC Arbitration and return to Alcatel and the Loral Parties, on a 50/50 basis, any unused amounts paid by the Parties to the ICC for costs of the ICC Arbitration (including any costs of the independent auditor), with the understanding that the Parties shall be responsible for bearing their own respective costs in connection with the ICC Arbitration, including the cost of their respective experts or attorneys;

          (c) the Parties shall execute and deliver to Alcatel, and Alcatel shall promptly file with the United States District Court for the Southern District of New York, the documents attached hereto as Exhibit 2.2(c) in order to stipulate and to request the dismissal, with prejudice, of the Intelsat Orbitals Case (as well as any other documents that shall be necessary to obtain such dismissal); and

          (d) the Parties shall execute and deliver to one another the “Notice of Completion Of Closing Under Master Agreement,” in the form attached hereto as Exhibit 2.2(d).

     2.3 Closing Deliveries of the Loral Parties

          (a) SkyBridge Transfer Deliveries

               At the Closing, the Loral Parties shall cause Loral Broadband to:

               (i) assign, transfer and deliver to Alcatel Multimedia the SkyBridge Units pursuant to the irrevocable unit power in the form attached hereto as Exhibit 2.3(a)(i); and

               (ii) execute the transfer notice in the form attached hereto as Exhibit 2.3(a)(ii) (the “SkyBridge Transfer Notice”), notifying SkyBridge and the other SkyBridge partners as contemplated by Section 10.02(a) of the SkyBridge Partnership Agreement, and deliver such SkyBridge Transfer Notice to SkyBridge and all other SkyBridge partners (with a copy to be delivered to Alcatel).

          (b) Cyberstar Transfer Deliveries

          At the Closing, the Loral Parties shall cause:

               (i) Loral Cyberstar, L.L.C to execute and deliver to Audelec a waiver in the form attached hereto as Exhibit 2.3(b)(i), waiving, on behalf of Cyberstar, the notice contemplated by Section 10.01(c) of the Cyberstar Partnership Agreement and confirming that Cyberstar will not request a legal opinion in connection with the proposed transfer.

               (ii) Loral Broadband to execute and deliver the waiver in the form attached hereto as Exhibit 2.3(b)(ii), waiving its right to the notice and rights of first refusal referenced in Section 10.02(a) of the Cyberstar Partnership Agreement, and to deliver such notice to Cyberstar and all of the other partners of Cyberstar (with a copy to Alcatel).

          (c) Europe*Star Transfer Deliveries

          At the Closing, Loral shall:

               (i) execute the notice in the form attached hereto as Exhibit 2.3(c)(i), notifying Europe*Star of the proposed transfer as contemplated by Article 35 of the Europe*Star Articles of Association adopted on December 7, 1998 (the “Europe*Star Articles”), and shall deliver such notice to Alcatel and Europe*Star;

               (ii) execute and deliver to Alcatel Spacecom the irrevocable power of attorney (the “Europe*Star Irrevocable Power”) in the form attached hereto as Exhibit 2.3(c)(ii)(a), authorizing Alcatel Spacecom (A) to submit, on Loral’s behalf, any filings to the German Federal Cartel Office (Bundeskartellamt) (the “FCO”) to obtain FCO clearance of the transfer by Loral to Alcatel Spacecom of the Europe*Star Shares and (B) to execute, deliver and file, on Loral’s behalf, any documents necessary to complete the transfer of the Europe*Star Shares to Alcatel Spacecom, including without limitation the stock transfer form in the form attached hereto as Exhibit 2.3(c)(ii)(b) (the “Europe*Star Transfer Form”), and with respect to the foregoing, Loral hereby instructs Alcatel not to submit the Europe*Star Transfer Form to the relevant stamp office unless and until FCO clearance has been received or obtained with respect to the proposed transfer of the Europe*Star Shares;

               (iii) execute and deliver the Europe*Star Transfer Form, and with respect to the foregoing, Loral hereby instructs Alcatel not to submit the Europe*Star Transfer Form to the relevant stamp office unless and until FCO clearance has been received or obtained with respect to the proposed transfer of the Europe*Star Shares; and

               (iv) deliver to Alcatel Spacecom the original share certificate No. 5 representing the Europe*Star Shares.

          (d) SLOD Transfer Deliveries

          At the Closing, the Loral Parties shall cause Loral Global to execute and deliver to Alcatel Spacecom the irrevocable power of attorney (the “SLOD Irrevocable Power”) in the form attached hereto as Exhibit 2.3(d)(i)(a), authorizing Alcatel Spacecom, on Loral Global’s behalf, to execute, file or deliver any documents necessary to transfer to Alcatel Spacecom the SLOD Share, including without limitation the execution, pursuant to German notaries formalities, of the share transfer agreement in the form attached hereto as Exhibit 2.3(d)(i)(b) (the “SLOD Local Transfer Agreement”), and with respect to the foregoing, Loral hereby instructs Alcatel not to execute or implement the SLOD Local Transfer Form unless and until FCO clearance has been received or obtained with respect to the proposed transfer of the SLOD Share (it being understood that Loral Global shall have the obligation to transfer the SLOD Share to Alcatel Spacecom upon such clearance being received or obtained); and

          (e) Payment by the Loral Parties

          At the Closing:

               (i) The Loral Parties shall pay to Alcatel the sum of US$5,000,000, plus the amounts specified in clauses (A)-(G), below:

                    (A) US$125,000 as payment for the Loral Parties’ share of cost assessments in the ICC Arbitration;

                    (B) US$82,228.45 representing amounts owed by SS/L to Alcatel under that certain Firm Fixed Price Subcontract, SC-995212-AK, dated October 4, 1988, originally between Ford Aerospace Corporation (a predecessor of SS/L) and Alcatel Espace (predecessor-in-interest of Alcatel), as amended, related to the “Intelsat VII” satellite program and that certain Fixed Price Subcontract KF-274516-S, dated September 16, 1992, as amended, between SS/L and Alcatel (as successor of Aérospatiale S.N.I.);

                    (C) US$579,731 representing amounts owed by SS/L to Alcatel under that certain Firm Fixed Price Subcontract, S-612837-RJW, dated as of March 18, 1997, originally between SS/L and Alcatel Espace (predecessor-in-interest of Alcatel), as amended, regarding the “Intelsat IX” satellite program;

                    (D) US$47,000 representing amounts owed by SS/L to Alcatel under that certain Firm Fixed Price Subcontract S-676105-EKW, relating to the “MTSat – 1R” satellite program;

                    (E) US$404,390 representing amounts owed by SS/L to Alcatel under that certain Firm Fixed Price Subcontract S-676738-TNT, relating to the “MBSAT” satellite program;

                    (F) US$360,190 representing amounts owed by SS/L to Alcatel under that certain Firm Fixed Price Subcontract S-676802-TNT relating to the “IPSTAR” satellite program; and

                    (G) US$50,710 representing amounts owed by SS/L to Alcatel under that certain Firm Fixed Price Subcontract KS-274923-M and that certain Firm Fixed Price Subcontract KS-274922-M relating to the “Globalstar” satellite program.

               (ii) The payment required in clause (i), above, shall be made in immediately available funds sent by wire transfer to the following bank account of Alcatel (the “Alcatel Account”):

Société Générale
30003 02110 00020089896 19
Innopole voie 8
BP 500
31316 Labège cedex
Swift code SOGEFRPP

               (iii) The Loral Parties shall deliver to Alcatel the resignation letters in substantially the form attached hereto as Exhibit 2.3(e)(iii) (the “Loral Resignation Letters”) of every Person representing any Loral Party who, as of the date of this Master Agreement, to the knowledge of the Loral Parties, is serving as a director, officer, advisory committee representative or participant, or in any other capacity, in SkyBridge, Europe*Star, SLOD or SLUG. In the event any additional Persons are identified following the Closing as representing any Loral Party as a director, officer, advisory committee representative or participant or in any other capacity in SkyBridge, Europe*Star, SLOD or SLUG, the Loral Parties shall promptly cause such Person to resign, with effect as of the Closing Date.

               (iv) The Loral Parties shall deliver to Alcatel a true and complete executed copy of Amendment No. 2 to the LSC Facility.

     2.4. Closing Deliveries of Alcatel

          (a) SkyBridge Transfer Deliveries:

          At the Closing, Alcatel shall cause:

               (i) Alcatel Multimedia to execute a first election notice pursuant to Section 10.02(a) of the SkyBridge Partnership Agreement, which notice is in the form attached hereto as Exhibit 2.4(a)(i), and to deliver such notice to SkyBridge and all of the other partners of SkyBridge (with a copy to Loral); and

               (ii) SkyBridge GP, Inc. to execute and deliver to Loral Broadband, a waiver in the form attached hereto as Exhibit 2.4(a)(ii), waiving, on behalf of SkyBridge, the notice contemplated by Section 10.01(c) of the SkyBridge Partnership Agreement and confirming that SkyBridge will not request a legal opinion in connection with the proposed transfer.

          (b) Cyberstar Transfer Deliveries:

          At the Closing, Alcatel shall cause Audelec to assign, transfer and deliver to Loral Broadband the Cyberstar Units pursuant to the irrevocable unit power in the form attached hereto as Exhibit 2.4(b).

          (c) Europe*Star Transfer Deliveries

          At the Closing, Alcatel shall cause Alcatel Spacecom to execute and deliver to Europe*Star the waiver in the form attached hereto as Exhibit 2.4(c) waiving, with respect to Loral’s transfer of the Europe*Star Shares pursuant to this Master Agreement: (i) Alcatel Spacecom’s right to the notice referenced in Article 36 of the Europe*Star Articles and (ii) Alcatel Spacecom’s right of first refusal referenced in Article 37 of the Europe*Star Articles.

          (d) Additional Deliveries by Alcatel

          In the event any Persons are identified following the Closing as representing Audelec in any capacity in Cyberstar, Alcatel shall promptly cause such Person to resign, with effect as of the Closing Date.

3. Additional Agreements and Covenants of the Parties

     3.1 Deferred Payment of The Loral Parties

     (a)  The Loral Parties shall pay to Alcatel the sum of US$8,000,000 in immediately available funds sent by wire transfer to the Alcatel Account upon the earliest to occur of (i) the Loral Parties, individually or collectively, having US$8,000,000 in cash that can be paid to Alcatel without violating any restrictive covenants contained in the Loral Loan Facilities; (ii) the first anniversary of the Closing; or (iii) initiation of a case under Chapter 7 or 11 of title 11 of the United States Code by or against any of the Loral Parties (such $8,000,000 payment, the “Deferred Payment”). The foregoing payment obligation shall be a joint and several obligation of the Loral Parties.

     (b)  Until the Deferred Payment has been made, the Loral Parties shall notify Alcatel promptly, and in any event within 5 business days, following every asset sale (or related series of sales) by any Loral Party (or any of its Affiliates that is not a natural person) for a gross sales price of at least US$8,000,000, with such notice including a reasonably detailed explanation as to whether applicable restrictive covenants would be violated if the proceeds were used to make the Deferred Payment.

     3.2 Termination of the Framework Agreement

     Effective as of completion of the Closing, the Parties hereby absolutely, irrevocably and unconditionally terminate that certain “Term Sheet for the Framework for Joint Pursuit of Satellite Service Opportunities” dated as of December 6, 1998 (the “Framework Agreement”), including without limitation all clauses or provisions thereunder which may, by their terms or otherwise, survive or continue in effect following termination or expiration of the Framework Agreement.

     3.3 Mutual Releases and Discharge Among the Parties

          (a) Effective as of completion of the Closing, Alcatel, for itself and on behalf of Alcatel Spacecom, Audelec, Alcatel Multimedia, their respective officers, directors, stockholders, advisors, Affiliates, successors, and assigns, and SkyBridge GP, Inc., SkyBridge and Europe*Star and SLUG (the “Alcatel Releasing Parties”), hereby absolutely and irrevocably releases and forever discharges each of the Loral Parties, Loral Broadband, Loral Global, Loral Cyberstar, L.L.C., Cyberstar, and their Affiliates and their respective current and former officers, directors, employees, principals, members, partners, stockholders, advisors (including legal counsel), successors and assigns, from any and all Claims which the Alcatel Releasing Parties now have or have ever had against any or all of such released Persons or entities, whether known or unknown (including an express waiver of any and all rights conferred upon the Alcatel Releasing Parties by any statute or rule of law that provides that a release does not extend to claims of which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by the releasing party would have materially affected the releasing party’s settlement with the released parties), matured or unmatured, contingent or fixed, arising pursuant to or in connection with the following:

               (i) the Alliance Agreement dated June 23, 1997 by and among Loral, LSCC, SS/L, Aerospatiale S.N.I., Alcatel, and Finmeccanica S.p.A, as amended; the Operational Agreement, dated April 22, 1991, by and among SS/L, Loral Aerospace Holdings, Inc., Loral Corporation, Aerospatiale S.N.I., Alcatel and Alenia Aeritalia & Selenia S.p.A, as amended; the Stockholders Agreement, dated April 22, 1991, by and among SS/L, Loral Aerospace Holdings, Inc., Loral Corporation, Aerospatiale S.N.I., Alcatel and Alenia Aeritalia & Selenia S.p.A; and the Exchange Agreement, dated as of June 18, 1997, by and among Loral, Alcatel and Aerospatiale S.N.I.

               (ii) Cyberstar, including without limitation all related agreements (including that certain Subscription Agreement by and among Cyberstar, Loral Cyberstar, LLC., Loral, Audelec and Alcatel (which executed such agreement under its prior name Alcatel Espace) dated as of June 17, 1998, and that certain Agreement of Limited Partnership of Cyberstar, L.P. dated as of June 30, 1997 (collectively, the “Cyberstar Agreements”));

               (iii) SkyBridge, including without limitation all related agreements (including the SkyBridge Subscription Agreement by and among SkyBridge, Alcatel Espace, Loral Broadband and Loral and the SkyBridge Partnership Agreement (collectively, the “SkyBridge Agreements”));

               (iv) Europe*Star, including without limitation all related agreements (including those set forth in Schedule 3.3(a)(iv)) and the following financial obligations related directly to Europe*Star:

(A)	overdues and vendor-financing;

(B)	management fees and royalties;

(C)	repayment of loans (and any accrued interest thereunder) for operations and other purposes including without limitation loans made by shareholders in connection with the Stellat investment; and

(D)	construction of the Europe*Star 1 and 2 satellites, including without limitation Claims relating to the agreements relating to the construction of the Europe*Star 1 and 2 satellites, cancellation, in-orbit incentives and liquidated damages.

               (v) SLOD and SLUG (including without limitation all related agreements, including those set forth in Schedule 3.3(a)(iv);

               (vi) the Framework Agreement;

               (vii) the ICC Arbitration (including all claims and counterclaims that have been or could have been asserted therein);

               (viii) the Confirmation Proceeding;

               (ix) the Intelsat Orbitals Case;

               (x) Globalstar, L.P., Globalstar L.L.C., Globalstar Services Company, Inc. and Globalstar Capital Corporation (collectively, “Globalstar”);

               (xi) any and all other amounts due from the Loral Parties relating to Europe*Star, SLOD or SLUG, including Claims against the Loral Parties (and their Affiliates);

               (xii) the Loral Loan Facilities and all of the “Loan Documents” as defined therein;

               (xiii) the June 5, 2002 Letter Agreement among the Parties requiring, inter alia, that all settlement discussions be kept confidential and subject to all settlement discussion privileges; and

               (xiv) the Interim Agreement, dated April 23, 2003, as amended between Alcatel, on the one hand, and Loral and SS/L, on the other hand.

     Provided, however, with the exception of clause 3.3(a)(xii), the foregoing release and discharge set forth in this Section 3.3(a) does not apply to, limit or otherwise affect the rights, obligations and liabilities of the Parties under this Master Agreement, under the Consent Judgment or with respect to: (A) agreements listed in Schedule 3.3 hereto; (B) warranty and service obligations under the subcontract between Alcatel Space and SS/L for procurement of the Europe*Star satellite; and (C) agreements between Alcatel or its Affiliates, on the one hand, and SS/L, on the other hand, that are not specifically referenced in clauses 3.3(a)(i)-(vi), and 3.3(a)(xiii)-(xiv), above and that involve: (I) confidentiality agreements, (II) technical assistance agreements, (III) service or support agreements, (IV) warranty obligations on equipment that has been delivered, provided that payment obligations associated with such equipment and warranty obligations also continue; or (V) arm’s length supply and service agreements substantially similar to agreements that would be entered in the ordinary course of business by companies in the same industry that have no alliance, strategic or other long term relationship between them.

          (b) Each Loral Party, for itself, Loral Broadband, Loral Global, Loral Cyberstar, L.L.C. and their Affiliates and respective officers, directors, stockholders, advisors, successors, and assigns and Cyberstar (the “Loral Releasing Parties”), hereby absolutely and irrevocably releases and forever discharges each of Alcatel, Alcatel Spacecom, Audelec, Alcatel Multimedia, Europe*Star, SLOD, SLUG, SkyBridge GP, Inc., and SkyBridge, and their Affiliates and each of its respective current and former officers, directors, employees, principals, members, partners, stockholders, advisors (including legal counsel), successors and assigns, from any and all Claims which Loral Releasing Parties now have or have ever had against any or all of such released Persons or entities, whether known or unknown (including an express waiver of any and all rights conferred upon the Loral Releasing Parties by any statute or rule of law that provides that a release does not extend to claims of which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by the releasing party would have materially affected the releasing party’s settlement with the released parties), matured or unmatured, contingent or fixed, arising pursuant to or in connection with the following:

               (i) the Alliance Agreement dated June 23, 1997 by and among Loral, LSCC, SS/L, Aerospatiale S.N.I., Alcatel, and Finmeccanica

S.p.A, as amended; the Operational Agreement, dated April 22, 1991, by and among SS/L, Loral Aerospace Holdings, Inc., Loral Corporation, Aerospatiale S.N.I., Alcatel and Alenia Aeritalia & Selenia S.p.A, as amended; the Stockholders Agreement dated April 22, 1991, by and among SS/L, Loral Aerospace Holdings, Inc., Loral Corporation, Aerospatiale S.N.I., Alcatel and Alenia Aeritalia & Selenia S.p.A; and the Exchange Agreement, dated as of June 18, 1997, by and among Loral, Alcatel and Aerospatiale S.N.I.

               (ii) Cyberstar, including without limitation all related agreements, including the Cyberstar Agreements;

               (iii) SkyBridge, including without limitation all related agreements, including the SkyBridge Agreements;

               (iv) Europe*Star, including without limitation all related agreements (including those set forth in Schedule 3.3(a)(iv)) and the following financial obligations related directly to Europe*Star:

(A)	overdues and vendor-financing;

(B)	management fees and royalties;

(C)	repayment of loans (and any accrued interest thereunder) for operations and other purposes, including without limitation loans made by shareholders in connection with the Stellat investment; and

(D)	construction of the Europe*Star 1 and 2 satellites, including without limitation Claims relating to the agreements relating to the construction of the Europe*Star 1 and 2 satellites, cancellation, in-orbit incentives and liquidated damages.

               (v) SLOD and SLUG (including without limitation all related agreements, including those set forth in Schedule 3.3(a)(iv))

               (vi) the Framework Agreement;

               (vii) the ICC Arbitration (including all claims and counterclaims that have been or could have been asserted therein)

               (viii) the Confirmation Proceeding;

               (ix) the Intelsat Orbitals Case;

               (x) Globalstar;

               (xi) any and all other amounts due from Alcatel relating to Europe*Star, SLOD or SLUG, including without limitation Claims against Alcatel (and its Affiliates) as the manager of Europe*Star, SLOD and/or SLUG;

               (xii) the Loral Loan Facilities and all of the “Loan Documents” as defined therein;

               (xiii) the June 5, 2002, Letter Agreement among the Parties requiring, inter alia, that all settlement discussions be kept confidential and subject to all settlement discussion privileges; and

               (xiv) the Interim Agreement, dated April 23, 2003, as amended between Alcatel, on the one hand, and Loral and SS/L, on the other hand.

     Provided, however, with the exception of clause 3.3(b)(xii) the foregoing release and discharge set forth in this Section 3.3(b) does not apply to, limit or otherwise affect the rights, obligations and liabilities of the Parties under this Master Agreement, under the Consent Judgment or with respect to: (A) agreements listed in Schedule 3.3 hereto; (B) warranty and service obligations under the subcontract between Alcatel Space and SS/L for procurement of the Europe*Star satellite; and (C) agreements between Alcatel or its Affiliates, on the one hand, and SS/L, on the other hand, that are not specifically referenced in clauses 3.3(a)(i)-(vi) and 3.3(a)(xiii)-(xiv), above and that involve: (I) confidentiality agreements, (II) technical assistance agreements, (III) service or support agreements, (IV) warranty obligations on equipment that has been delivered, provided that payment obligations associated with such equipment and warranty obligations also continue; or (V) arm’s length supply and service agreements substantially similar to agreements that would be entered in the ordinary course of business by companies in the same industry that have no alliance, strategic or other long term relationship between them.

     (c)  The Alcatel Releasing Parties hereby irrevocably, fully and forever release, relieve, waive, relinquish and discharge the Loral Lenders and each of their directors, officers, present and/or former employees serving in any capacity or function, including as fiduciaries, agents, advisors, shareholders, subsidiaries, affiliates, heirs, executors, administrators, successors and assigns from, against and with respect to any and all actual or potential Claims and all other forms of liability whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen, arising under the United States Bankruptcy Code, state law or otherwise now existing or hereafter arising that any of the Alcatel Releasing Parties ever had, now has or hereafter may have related to the Loral Loan Facilities and all of the “Loan Documents” as defined thereunder, including without limitation any Claims related to the granting of collateral to the Loral Lenders and the validity, priority, subordinatability and seniority of the liens and Claims held by the Loral Lenders (collectively, the “Released Claims”). This release shall apply to all Released Claims, whether known or unknown, including, without limitation, claims which if known by any of the Alcatel Releasing Parties might materially affect its decision to abide by this Master Agreement. Without limiting the generality of the foregoing, each of the Alcatel Releasing Parties hereto expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims of which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by the releasing party would have materially affected the releasing party’s settlement with the released parties. The release provided for in this paragraph shall be full and final, and shall constitute a complete defense against the Released Claims with respect to any and all parties who may seek to assert such claims.

     3.4 Alcatel Not A Globalstar Creditor

     Effective as of the completion of the Closing, the Loral Parties agree not to contend or assert that Alcatel is now, or has ever been, a “creditor” (as that term is defined in the United States Bankruptcy Code) of Globalstar or ever asserted any Claims against Globalstar.

     3.5 Transfer of Europe*Star Shares

     Effective upon completion of the Closing, the Loral Parties shall cooperate, assist, take, or shall cause to be taken, such further actions to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be requested to effect the transfer of the Europe*Star Shares to Alcatel Spacecom. In addition, the Loral Parties shall (a) cooperate in good faith with Alcatel Spacecom with respect to all FCO filings that Alcatel Spacecom elects to make or is required by Law to make in connection with the transfer of the Europe*Star Shares to Alcatel Spacecom and (b) promptly provide Alcatel Spacecom any information necessary or appropriate to complete any FCO filings associated with the transfer of the Europe*Star Shares.

     3.6 Cyberstar and SkyBridge Transfers

     If all or any portion of any SkyBridge Units or the Cyberstar Units are transferred during any accounting period, net income, net loss, each item thereof and all other items attributable to such SkyBridge Units or Cyberstar Units for such period shall be divided and allocated between the transferor and the transferee by accounting for their varying interests during such period in accordance with the interim closing of the books method as provided in section 706(d) of the United States Internal Revenue Code of 1986, as amended.

     3.7 Transfer Intentions

     In the event the FCO declines clearance of or otherwise rejects the transfer by Loral to Alcatel Spacecom of the Europe*Star Shares or the transfer by Loral Global to Alcatel Spacecom of the SLOD Share (if such transfer is required to be reviewed by the FCO), Alcatel shall have the right to designate alternate transferees, and, if the FCO declines clearance of or otherwise rejects the transfers to such alternate transferees the Parties shall negotiate in good faith to modify the arrangements to transfer the Europe*Star Shares and/or the SLOD Share so as to provide for transfers as similar as possible to those contemplated in this Master Agreement and consistent with applicable law and any conditions the FCO may have imposed. In all cases the transfer shall be subject to applicable law and the Parties shall cooperate in taking such further actions (including executing such further documents and instruments), as may be necessary or reasonably appropriate to effectuate the foregoing.

     3.8 Miscellaneous Covenants

     (a)  The Loral Parties shall, by no later than July 11, 2003, deliver to Alcatel a Netherlands Antilles commercial register extract, dated no later than 5 days after the Closing Date, evidencing the authority of the Loral Global signatory to the SLOD Irrevocable Power.

     (b)  The Parties shall make good faith efforts following the Closing promptly to finalize Schedule 3.3 by agreeing on which of the “open” contracts listed on Schedule 3.3 shall remain on the schedule and reaching an agreement on a complete and final version of Schedule 3.3.

4. Representations and Warranties of the Loral Parties

     The Loral Parties hereby jointly and severally represent and warrant to Alcatel, as follows:

     4.1 Restrictions and Consents

          (a) The execution, delivery and performance by each Loral Party, Loral Global and Loral Broadband of this Master Agreement and all other documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by each Loral Party, Loral Global and Loral Broadband of the transactions contemplated hereby and thereby, do not: (i) require any third party (including administrative, judicial or other governmental or super-governmental) notices, reviews, approvals, consents (including any “non-exercise” of veto or other rights) or any waivers, consents or approval of any Person or entity (collectively, the “Loral Approvals”) which have not already been fully provided, obtained or otherwise satisfied; or (ii) conflict with, result in any breach of, or constitute a default under any agreement to which a Loral Party, Loral Global or Loral Broadband is a party.

          (b) A true and complete list of the Loral Approvals is attached hereto as Schedule 4.1(b).

     4.2 Authorization

          (a) The Loral Parties have full legal right, power and authority to execute and deliver this Master Agreement, to consummate the transactions set forth herein and to perform all of the terms and conditions hereto to be performed by each of them.

          (b) The execution and delivery of this Master Agreement by each of the Loral Parties and the performance by each Loral Party, Loral Global and Loral Broadband of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of each Loral Party and, as applicable, by Loral Global and Loral Broadband.

          (c) This Master Agreement has been duly and validly executed and delivered by each Loral Party and is the legal, valid and binding obligation of each Loral Party, enforceable against each Loral Party in accordance with its terms.

     4.3 Title

          (a) Loral Broadband has sole and exclusive legal and equitable ownership of and has good, valid and marketable title to the SkyBridge Units, free and clear of any Encumbrances; Loral has sole and exclusive legal and equitable ownership of and has good, valid and marketable title the Europe*Star Shares, free and clear of any Encumbrances; and Loral Global has sole and exclusive legal and equitable ownership of and has good, valid and marketable title the SLOD Share, free and clear of any Encumbrances.

          (b) The SkyBridge Units constitute each and every right, title and interest in and to SkyBridge held by the Loral Parties or any of their Affiliates;

          (c) The Europe*Star Shares constitute each and every right, title and interest in and to Europe*Star held by the Loral Parties or any of their Affiliates;

          (d) The SLOD Share constitutes each and every right, title and interest in and to SLOD held by the Loral Parties or any of their Affiliates;

          (e) With effect as of the Closing, Alcatel (or Alcatel Spacecom or any other Affiliate or other Person designated by Alcatel, as the case may be) shall acquire good, valid and marketable title to, and all right, title and interest in, the SkyBridge Units free and clear of any Encumbrances.

     4.4 Loral Loan Facilities

          The Loral Parties have furnished to Alcatel true and complete copies of the Loral Loan Facilities.

5. Representations and Warranties of Alcatel

     Alcatel hereby represents and warrants to the Loral Parties, as follows:

     5.1 Restrictions and Consents

          (a) The execution, delivery and performance by Alcatel of this Master Agreement and all other documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Alcatel and Audelec of the transactions contemplated hereby and thereby, do not: (i) require any third party (including administrative, judicial or other governmental or super-governmental) notices, reviews, approvals, consents (including any “non-exercise” of veto or other rights) or any waivers, consents or approvals of any Person or Governmental Entity (collectively, the “Alcatel Approvals”) which have not already been fully provided, obtained and otherwise satisfied; or (ii) conflict with, result in any breach of, or constitute a default under any agreement to which Alcatel is a party.

          (b) A true and complete list of the Alcatel Approvals is attached hereto as Schedule 5.1(b).

     5.2 Authorization

          (a) Alcatel has full legal right, power and authority to execute and deliver this Master Agreement, to consummate the transactions set forth herein and to perform all of the terms and conditions hereto to be performed by it.

          (b) The execution and delivery of this Master Agreement by Alcatel and the performance by Alcatel and Audelec of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of Alcatel and Audelec.

          (c) This Master Agreement has been duly and validly executed and delivered by Alcatel and is the legal, valid and binding obligation of Alcatel, enforceable against Alcatel in accordance with its terms.

     5.3 Title

          (a) Audelec has sole and exclusive legal and equitable ownership of and has good, valid and marketable title to the Cyberstar Units, free and clear of any Encumbrances

          (b) With effect as of the Closing, Loral (or any Affiliate or other Person designated by Loral, as the case may be) shall acquire good, valid and marketable title to, and all right, title and interest in, the Cyberstar Units, free and clear of any Encumbrances.

          (c) The Cyberstar Units constitute each and every right, title and interest in and to Cyberstar held by Alcatel or any of its Affiliates.

6. Governing Law; Jurisdiction

     6.1 This Master Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof (other than Section 5-1401 of the New York General Obligations Law).

     6.2 This Master Agreement and the duties and obligations of Alcatel hereunder shall be enforceable against Alcatel in the Commercial Court of Paris. For such purpose, Alcatel hereby submits to the non-exclusive jurisdiction of such court, and agrees that all claims in respect of this Master Agreement may be heard and determined in such court.

     6.3 This Master Agreement and the duties and obligations of each Loral Party hereunder shall be enforceable against any Loral Party in any New York state court or, at Alcatel’s option and in its sole discretion, any New York federal court. For such purpose, each Loral Party hereby submits to the non-exclusive jurisdiction of such courts, and agrees that all claims in respect of this Master Agreement may be heard and determined in any of such courts.

7. Miscellaneous

     7.1 Confirmation Proceeding and ICC Arbitration.

     (a)  If no Loral Party has become subject to a case under Chapter 7 or 11 of title 11 of the United States Code prior to the 91st day following the Loral Transfers Date, then by no later than the 100th day following the Loral Transfers Date Alcatel shall duly file and submit (on behalf of Alcatel and the Loral Parties) the Consent Judgment with the United States District Court for the Southern District of New York and the ICC Termination Letter with the ICC.

     (b)  If a Loral Party has become subject to a case under Chapter 7 or 11 of title 11 of the United States Bankruptcy Code prior to the 91st day following the Loral Transfers Date, Alcatel shall not be required to file the ICC Termination Letter with the ICC or the Consent Judgment with the Southern District of New York until the date of confirmation of a plan of reorganization or a liquidation in such proceeding; provided, however, that if any action is commenced in such case seeking the repayment, disgorgement, or turnover of any of the Loral Transfers to a trustee, receiver, debtor-in-possession, an unsecured creditor’s committee or any other Person or entity, then Alcatel shall not be required to file the ICC Termination Letter or the Consent Judgment until such action has been dismissed.

     7.2 Effect of Insolvency Events

     (a)  Notwithstanding anything to the contrary in this Master Agreement (i) if all or any portion of the US$5,000,000 payment to Alcatel pursuant to Section 2.3 (e)(i) hereof (excluding the sub-clauses thereof) or the transfer of the SkyBridge Units to Alcatel Multimedia as contemplated by Section 2.3(a) hereof or the transfers of the Europe*Star Shares and the SLOD Share to Alcatel Spacecom, as contemplated by Sections 2.3(c) and 2.3(d) hereof; or (ii)

if any substantial portion of the payments to Alcatel described sub-clauses (A)-(G) of Section 2.3(e)(i) hereof, is, pursuant to judicial order subsequently repaid, disgorged or turned over to a trustee, receiver, debtor-in-possession, an unsecured creditor’s committee or any other Person or entity, in each case pursuant to any insolvency, bankruptcy, or any state or federal insolvency proceeding or case (whether at law or in equity), including without limitation, a case under Chapter 7 or 11 of title 11 of the United States Code or for any other reason, then at Alcatel’s sole option, all Claims Alcatel has made against the Loral Parties in “Phase III” of the ICC Arbitration (as more specifically set forth in Partial Award II, dated January 18, 2003, at paragraph 212(I)) and passim (such claims, the “Reinstated Claims”) shall be reinstated in full, and the Mutual Releases and Discharges among Alcatel and the Loral Parties in Section 3.3 hereof shall be deemed null, void, invalid and unenforceable to the extent they are inconsistent with, or otherwise limit, the Reinstated Claims.

     (b)  Alcatel shall be entitled to pursue and recover the Reinstated Claims (less the value of any consideration received in the Loral Transfers that has not been so repaid, disgorged or turned over) in the ICC Arbitration or if so required in a proceeding before the applicable bankruptcy court. Prior to the reinstatement of the Reinstated Claims pursuant to Section 7.2(a), Alcatel shall not pursue the ICC Arbitration.

     (c)  For purposes of going forward on the Reinstated Claims: (i) all Phase I and Phase II rulings in the ICC Arbitration, including those set forth in Partial Award I, dated February 9, 2002, and in Partial Award II, dated January 18, 2003, as well as all Phase III rulings by the Arbitral Tribunal through the date on which Phase III of the ICC Arbitration is suspended, shall be valid and binding upon, fully accepted and admitted by the Parties; and (ii) all of the Parties’ Phase III submissions in the ICC Arbitration shall be valid and effective, and need not be resubmitted or realleged.

     7.3 Headings

     Section headings contained in this Master Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Master Agreement for any purpose and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     7.4 No Admission of Liability

     This Master Agreement neither constitutes nor shall be construed as an admission of liability by any Party.

     7.5 Further Assurances

     Each Party shall take, or shall cause to be taken, such further actions to execute, deliver and file, or cause to be executed, delivered and filed, such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be requested to effectuate fully the purposes and terms of this Master Agreement, whether before, at or after the date first set forth hereinabove.

     7.6 Amendment

     No amendment, modification or discharge of this Master Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party or the Agent under the Loral Loan Facilities, as applicable, against whom enforcement of the amendment, modification, discharge or waiver is sought.

     7.7 Enforcement of Provisions

     No delay or failure at any time on the part of any Party in exercising any right, power or privilege under this Master Agreement, or in enforcing any provisions of this Master Agreement, shall (i) impair any such right, power or privilege, (ii) be construed as a waiver of such provision, (iii) be construed as a waiver of any default or as an acquiescence therein or (iv) affect the right of such Party thereafter to enforce each and every provision of this Master Agreement in accordance with its terms.

     7.8 Entire Agreement

     This Master Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Master Agreement (together with the Exhibits and Schedules hereto) shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns. The Parties hereby expressly acknowledge that the Loral Lenders are intended third party beneficiaries of Sections 3.3(a)(xii) and 3.3(c) of this Master Agreement.

     7.9 Notices

     Any notice required to be provided hereunder by one Party to the other shall be given in writing and shall be delivered by personal messenger,

international courier service of international standing and recognition with charges prepaid or facsimile addressed as set forth below or addressed as the Party receiving the notice shall have specified most recently by written notice:

(a)	If to the Loral Parties:

Loral Space & Communications, Ltd
600 Third Avenue
New York, New York 10016
Facsimile: (212) 338 5320
Attention: Avi Katz, Esq.

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Facsimile: +(1)212/728-8111
Attention: Steven H. Reisberg, Esq.

(b)	If to Alcatel:

Alcatel Space
5, rue Noel-Pons
92737 Nanterre Cedex
France

Facsimile: + (33) 1.46.52.64.33
Attention: Yves de la Serre

With a copy (which shall not constitute notice) to:

Mark E. Mazo, Esq.
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004
Facsimile: +(1) 202/637-5910

(c)	If to the Loral Lenders:

Bank of America, N.A.
Agency Management Services
101 N. Tryon Street
Charlotte, North Carolina, 28255
Attention: Kim Williams
Facsimile: +(1) 704/409-0650

With a copy (which shall not constitute notice) to:

John Fouhey, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Facsimile: +(1) 212/450-3358

     7.9 Severability

     If any term or other provision of this Master Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Master Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Master Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     7.10 Expenses

     Each Party shall pay its own expenses incident to the negotiations and preparation of this Master Agreement and with respect to the transactions contemplated hereby, including all legal and accounting fees and disbursements.

     7.11 Counterparts; Facsimile Execution

     This Master Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed and delivered shall constitute a single, binding instrument. To facilitate execution, this Master Agreement may be executed through the use of facsimile transmission, and a counterpart of this Master Agreement that contains the facsimile signature of a Party shall constitute an executed counterpart of this Master Agreement.

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IN WITNESS WHEREOF, each of the Parties has duly executed and delivered this MASTER AGREEMENT with effect as of the date first set forth hereinabove.

LORAL SPACE & COMMUNICATIONS LTD.

By :	/s/ Eric J. Zahler

Name :	Eric J. Zahler
Title :	President and COO

LORAL SPACE & COMMUNICATIONS CORPORATION

By :	/s/ Eric J. Zahler

Name :	Eric J. Zahler
Title :	President and COO

LORAL SPACECOM CORPORATION

By :	/s/ Eric J. Zahler

Name :	Eric J. Zahler
Title :	President and COO

SPACE SYSTEMS/LORAL INCORPORATED

By :	/s/ Eric J. Zahler

Name :	Eric J. Zahler
Title :	Executive Vice President

ALCATEL SPACE

By :	/s/ Yves de la Serre

Name :	Yves de la Serre
Title :	Executive Vice President, Finance and Administration